Exhibit 99.2

FOR IMMEDIATE RELEASE
May 30, 2006	AMEX - ARD

ARENA RESOURCES, INC.
ANNOUNCES ISSUANCE OF 1.15 MILLION SHARES IN PRIVATE
PLACEMENT

Tulsa, OK. May 30, 2006 — Arena Resources, Inc. (AMEX: ARD) (“Arena” or the “Company”) today announced it has entered into definitive agreements with institutional investors to sell 1,150,000 shares of the Company’s common stock in a private placement for $28.04 per share, a 5% discount to the Company’s closing price on the AMEX on Wednesday, May 24, 2006, the pricing day. The securities sold have not been registered under the Securities Act of 1933 or any state securities law, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. The net proceeds from the private placement, after agents’ fees, are approximately $30.3 million. The funds will be used to bridge the deficit between estimated 2006 cash flow and the Company’s current 2006 CAPEX budget of $65 million, and will allow the Company to keep 100% of its credit facility available.

About Arena Resources, Inc.
Arena Resources, Inc. is an oil and gas exploration, development and production company with current operations in Texas, Oklahoma, Kansas and New Mexico.

This release contains forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve a wide variety of risks and uncertainties, including, without limitations, statements with respect to the Company’s strategy and prospects. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:
Bill Parsons, K M Financial, Inc.
(480) 947-1589